Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-14577, 333-65479, 333-41950, 333-90276, 333-102227, 333-135013, 333-144863, 333-144864, 333-152999, 333-153001, and 333-159581 on Form S-8 of our reports dated May 31, 2012, relating to the consolidated financial statements of Precision Castparts Corp. and subsidiaries, and the effectiveness of Precision Castparts Corp. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Precision Castparts Corp. for the year ended April 1, 2012.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
May 31, 2012